Exhibit 99.1

Leslie’s, Inc. Announces

Record Results for Third Quarter Fiscal 2021;

Raises Full Year Outlook

•

Third quarter sales of $596.5 million compared to $479.9 million in the prior year quarter, an increase of 24.3%; comparable sales growth of 23.9% on a reported basis and 19.4% on a shifted basis as a result of the 53rd week in fiscal 2020

•

Net income of $118.8 million compared to $71.9 million in the prior year quarter, an increase of 65.2%; Adjusted net income of $124.4 million compared to $73.7 million in the prior year quarter, an increase of 68.8%

•	Adjusted EBITDA of $179.3 million compared to $119.8 million in the prior year quarter, an increase of 49.7%
•	Diluted net income per share of $0.61 compared to $0.46 in the prior year quarter. Adjusted diluted net income per share of $0.64 compared to $0.47 in the prior year quarter.
•	Raises fiscal 2021 sales outlook to $1,315 million, Adjusted EBITDA to $265 million, and Adjusted diluted net income per share to $0.83 at the midpoint of the ranges.

PHOENIX, August 4, 2021 – Leslie's, Inc. ("Leslie's" or the “Company”; NASDAQ: LESL), the largest and most trusted direct-to-consumer brand in the U.S. pool and spa care industry, today announced its financial results for the third quarter of fiscal 2021.

Mike Egeck, Chief Executive Officer, commented, “We delivered a record third quarter marking the largest sales, gross profit, and EBITDA quarter in our history. These results reflect the great efforts and contributions of all of our associates and vendor partners who navigated constrained supply chains to meet elevated consumer demand. This financial performance also demonstrates continued strong execution against our strategic initiatives. As we look ahead, we remain encouraged by consumer demand and the momentum we are seeing across our growth initiatives, both of which position us well for the remainder of the year and beyond.”

For the Thirteen Weeks Ended July 3, 2021 Highlights

•

Sales increased to $596.5 million compared to $479.9 million in the prior year period, an increase of $116.6 million or 24.3%. Comparable sales on a reported basis increased 23.9% compared to the prior year period. On a shifted basis, using a realigned period in 2020 for comparability given the 53rd week in fiscal 2020, comparable sales increased 19.4%.

•

Gross profit increased to $283.7 million compared to $210.8 million in the prior year period, an increase of $72.9 or 34.6%, and gross margin was 47.6% compared to 43.9% in the prior year period, an increase of 364 basis points.

•

SG&A increased to $117.3 million compared to $99.2 million in the prior year period, an increase of $18.1 million or 18.2%, driven by the increase in overall sales and continued investments to support Company growth. SG&A as a percentage of sales was 19.7% compared to 20.7% in the prior year period, a decrease of 101 basis points.

•	Operating income was $166.4 million compared to $111.6 million in the prior year period.

•	Net income increased to $118.8 million compared to $71.9 million in the prior year period.
•	Adjusted net income increased to $124.4 million compared to $73.7 million in the prior year period, an increase of $50.7 million or 68.8%.
•

Diluted net income per share increased to $0.61 compared to $0.46 in the prior year period. Adjusted diluted net income per share increased to $0.64 compared to $0.47 in the prior year period, an increase of $0.17 per share or 36.2%.

•

Adjusted EBITDA increased to $179.3 million compared to $119.8 million in the prior year period, an increase of $59.5 million or 49.7%. Adjusted EBITDA as a percentage of sales was 30.1% compared to 25.0% in the prior year period, an increase of 510 basis points.

For the Thirty-Nine Weeks Ended July 3, 2021 Highlights

•

Sales increased to $934.0 million compared to $729.3 million in the prior year period, an increase of $204.7 million or 28.1%. Comparable sales on a reported basis increased 27.2% for the same period of fiscal 2021 compared to the same period of fiscal 2020. On a shifted basis, using a realigned period in 2020 for comparability given the 53rd week in fiscal 2020, comparable sales increased 23.4%.

•

Gross profit increased to $407.1 million compared to $291.8 million in the prior year period, an increase of $115.3 million or 39.5%, and gross margin was 43.6% compared to 40.0% in the prior year period, an increase of 358 basis points.

•

SG&A increased to $265.1 million compared to $214.9 million in the prior year period, an increase of $50.2 million or 23.4%. SG&A as a percentage of sales was 28.4% compared to 29.5% for the same period of fiscal 2020, a decrease of 109 basis points.

•	Operating income was $142.0 million compared to $76.8 million in the prior year period.
•	Net income increased to $82.1 million compared to $15.9 million in the prior year period.
•	Adjusted net income increased to $111.0 million compared to $20.7 million in the prior year period, an increase of $90.3 million.
•

Diluted net income per share increased to $0.43 compared to $0.10 in the prior year period. Adjusted diluted net income per share increased to $0.59 compared to $0.13 for the prior year period, an increase of $0.46 per share

•

Adjusted EBITDA increased to $188.6 million compared to $102.7 million in the prior year period, an increase of $85.9 million or 83.6%. Adjusted EBITDA as a percentage of sales was 20.2% compared to 14.1% for the prior year period, an increase of 611 basis points.

Balance Sheet and Cash Flow Highlights

•

Cash and cash equivalents totaled $309.1 million at the end of the third quarter fiscal 2021 compared to cash and cash equivalents of $148.9 million at the end of the prior year period. There were no borrowings under our revolver as of July 3, 2021 or June 27, 2020.

•

Inventories totaled $224.5 million at the end of the third quarter fiscal 2021 compared to $181.1 million at end of the same period of fiscal 2020. The Company continues to invest in inventory to meet heightened consumer demand.

•	Net cash provided by operating activities totaled $118.4 million for the first nine months of fiscal 2021 compared to $85.9 million for the same period of fiscal 2020.
•	Capital expenditures totaled $17.8 million for the first nine months of fiscal 2021 compared to $15.5 million for the same period of fiscal 2020.

Fiscal 2021 Outlook

The Company raised guidance for the full year fiscal 2021, a 52-week year. Fiscal 2020 included a 53rd week, which added approximately $18 million in sales, $1.5 million in net income, and $3.0 million in Adjusted EBITDA.

	Current Outlook	Prior Outlook
Sales	$1,305 to $1,325 million	$1,280 to $1,300 million
Net income	$125 to $130 million	$115 to $125 million
Adjusted net income	$155 to $160 million	$145 to $155 million
Adjusted EBITDA	$260 to $270 million	$245 to $255 million
Adjusted net income per share	$0.80 to $0.85	$0.75 to $0.80
Diluted share count	192 million	193 million

Conference Call Details

A conference call to discuss its financial results for the third quarter of fiscal 2021 is scheduled for today, August 4, 2021 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 855-327-6837 (international callers please dial 1-631-891-4304) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://ir.lesliespool.com/.

A recorded replay of the conference call will be available within approximately three hours of the conclusion of the call and can be accessed online at https://ir.lesliespool.com/ for 90 days.

About Leslie's

Founded in 1963, Leslie's is the largest direct-to-consumer brand in the U.S. pool and spa care industry, serving residential, professional, and commercial consumers. Leslie's markets its products through more than 940 physical locations and multiple digital platforms. The company employs more than 5,000 associates, pool and spa care experts, and certified technicians who are passionate about empowering consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas.

Use of Non-GAAP Financial Measures and Other Operating Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses certain non-GAAP financial measures and other operating measures, including comparable sales growth and Adjusted EBITDA, Adjusted net income, and Adjusted net income per share, to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. These non-GAAP financial measures and other operating measures should not be considered in isolation or as substitutes for the Company’s results as reported under GAAP. In addition, these non-GAAP financial measures and other operating measures are not calculated in the same manner by all companies, and accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be appropriate measures for performance relative to other companies.

Comparable Sales Growth

We measure comparable sales growth as the increase or decrease in sales recorded by the comparable base in any reporting period, compared to sales recorded by the comparable base in the prior reporting period. The comparable base includes sales through our locations and through our e-commerce websites and third-party marketplaces. Comparable sales growth is a key measure used by management and our board of directors to assess our financial performance.

Adjusted EBITDA

Adjusted EBITDA is a key measure used by management and our board of directors to assess our financial performance. Adjusted EBITDA is also frequently used by analysts, investors, and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures.

Adjusted EBITDA is defined as earnings before interest (including amortization of debt costs), taxes, depreciation, amortization, loss (gain) on disposition of assets, management fees, equity-based compensation expense, mark-to-market on interest rate cap, and other non-recurring, non-cash or discrete items. Adjusted EBITDA is not a recognized measure of financial performance under GAAP but is used by some investors to determine a company’s ability to service or incur indebtedness. Adjusted EBITDA should not be construed as an indicator of a company’s operating performance in isolation from, or as a substitute for, net income, cash flows from operations or cash flow data, all of which are prepared in accordance with GAAP. We have presented Adjusted EBITDA solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. Adjusted EBITDA is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. In the future, we may incur expenses or charges such as those included in the calculation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these items.

Adjusted Net Income and Adjusted Net Income per Share

Adjusted net income and Adjusted net income per share are additional key measures used by management and our board of directors to assess our financial performance. Adjusted net income and Adjusted net income per share are also frequently used by analysts, investors, and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures.

Adjusted net income is defined as net income adjusted to exclude loss (gain) on disposition of assets, management fees, equity-based compensation expense, mark-to-market on interest rate cap, and other non-recurring, non-cash or discrete items. Adjusted diluted net income per share is defined as Adjusted net income divided by the diluted weighted average number of common shares outstanding.

Forward Looking Statements

This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Our actual results could differ materially from those indicated in these forward-looking statements for a variety of reasons, including, among others:

•	our ability to execute on our growth strategies;
•	our ability to maintain favorable relationships with suppliers and manufacturers;
•	competition from mass merchants and specialty retailers;
•	impacts on our business from the sensitivity of our business to weather conditions, changes in the economy, and the housing market;

•	our ability to implement technology initiatives that deliver the anticipated benefits, without disrupting our operations;
•	regulatory changes and development affecting our current and future products;
•	our ability to obtain additional capital to finance operations;
•	commodity price inflation and deflation;
•	impacts on our business from the COVID-19 pandemic;
•	impacts on our business from cyber and other security threats or disruptions; and
•

other risks and uncertainties, including those listed in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2020, Quarterly Report on Form 10-Q for the quarter ended January 2, 2021, Quarterly Report on Form 10-Q for the quarter ended April 3, 2021 and subsequent filings with the U.S. Securities and Exchange Commission.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described above. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject based on information available to us as of the date of this press release. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this press release are based on events or circumstances as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

Contact

Investors

Farah Soi/Caitlin Churchill

ICR

investorrelations@lesl.com

Condensed Consolidated Statements of Income

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Sales	$596,543	$479,929	$933,991	$729,285
Cost of merchandise and services sold	312,845	269,160	526,895	437,526
Gross profit	283,698	210,769	407,096	291,759
Selling, general and administrative expenses	117,264	99,165	265,127	214,933
Operating income	166,434	111,604	141,969	76,826
Other expense:
Interest expense	7,399	19,472	27,041	64,597
Loss on debt extinguishment	—	—	9,169	—
Other expenses, net	861	585	1,917	910
Total other expense	8,260	20,057	38,127	65,507
Income before taxes	158,174	91,547	103,842	11,319
Income tax expense (benefit)	39,372	19,613	21,749	(4,602)
Net income	$118,802	$71,934	$82,093	$15,921
Net income per share
Basic	$0.63	$0.46	$0.45	$0.10
Diluted	$0.61	$0.46	$0.43	$0.10
Weighted average shares outstanding
Basic	188,264	156,500	184,021	156,500
Diluted	194,200	156,500	189,603	156,500

Other Financial Data (1)

	Three Months Ended		Nine Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Adjusted EBITDA	$179,346	$119,800	$188,631	$102,714
Adjusted net income	$124,364	$73,737	$110,964	$20,667
Adjusted net income per share - Basic	$0.66	$0.47	$0.60	$0.13
Adjusted net income per share - Diluted	$0.64	$0.47	$0.59	$0.13

(1)	See section titled “GAAP to Non-GAAP Reconciliation”.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share and per share amounts)

	July 3, 2021	October 3, 2020	June 27, 2020
Assets	(Unaudited)	(Audited)	(Unaudited)
Current assets
Cash and cash equivalents	$309,077	$157,072	$148,901
Accounts and other receivables, net	47,848	31,481	35,854
Inventories	224,526	148,966	181,108
Prepaid expenses and other current assets	28,615	34,614	24,539
Total current assets	610,066	372,133	390,402
Property and equipment, net	66,363	66,391	69,254
Operating lease right-of-use assets	169,001	177,655	191,343
Goodwill and other intangibles, net	127,740	121,186	121,711
Deferred tax assets	6,386	6,583	—
Other assets	18,238	2,490	1,193
Total assets	$997,794	$746,438	$773,903
Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$155,525	$92,372	$133,090
Accrued expenses	117,888	101,167	112,628
Operating lease liabilities	53,700	54,459	63,606
Income taxes payable	18,906	1,857	—
Current portion of long-term debt	8,100	8,341	8,341
Total current liabilities	354,119	258,196	317,665
Deferred tax liabilities	—	—	782
Operating lease liabilities, noncurrent	118,941	130,234	142,307
Long-term debt, net	787,731	1,179,550	1,182,780
Other long-term liabilities	2,729	5,457	1
Total liabilities	1,263,520	1,573,437	1,643,535
Commitments and contingencies
Stockholders’ deficit
Common stock, $0.001 par value, 1,000,000,000 shares authorized and 189,284,566 issued and outstanding as of July 3, 2021 and 156,500,000 shares authorized, issued and outstanding as of October 3, 2020 and June 27, 2020, respectively.	189	157	157
Additional paid in capital (deficit)	201,085	(278,063)	(278,056)
Retained deficit	(467,000)	(549,093)	(591,733)
Total stockholders’ deficit	(265,726)	(826,999)	(869,632)
Total liabilities and stockholders’ deficit	$997,794	$746,438	$773,903

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Nine Months Ended
	July 3, 2021	June 27, 2020
Operating Activities
Net income	$82,093	$15,921
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,205	20,462
Equity-based compensation	20,591	1,792
Amortization of deferred financing costs and debt discounts	1,551	2,548
Provision for doubtful accounts	134	368
Deferred income taxes	197	(457)
(Gain) loss on disposition of assets	(1,668)	486
Loss on debt extinguishment	9,169	—
Changes in operating assets and liabilities:
Accounts and other receivables	(16,501)	(16,194)
Inventories	(74,401)	(30,380)
Prepaid expenses and other current assets	6,289	(2,993)
Other assets	(15,696)	227
Accounts payable and accrued expenses	73,761	86,283
Income taxes payable	17,049	(6,713)
Operating lease assets and liabilities, net	(3,397)	14,571
Net cash provided by operating activities	118,376	85,921
Investing Activities
Purchases of property and equipment	(17,799)	(15,483)
Acquisitions, net of cash acquired	(6,806)	(6,188)
Proceeds from disposition of fixed assets	2,429	7
Net cash used in investing activities	(22,176)	(21,664)
Financing Activities
Borrowings on revolving commitment	—	238,750
Payments on revolving commitment	—	(238,750)
Repayment of long term debt	(394,110)	(6,255)
Issuance of long term debt	907	—
Payment of deferred financing costs	(9,579)	—
Proceeds from issuance of common stock upon initial public offering, net	458,587	—
Net cash provided by (used in) financing activities	55,805	(6,255)
Net increase in cash and cash equivalents	152,005	58,002
Cash and cash equivalents, beginning of period	157,072	90,899
Cash and cash equivalents, end of period	$309,077	$148,901
Supplemental Disclosure of Cash Payments for:
Interest	$29,549	$68,599
Income taxes	$4,503	$2,832

GAAP to Non-GAAP Reconciliation

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net income	$118,802	$71,934	$82,093	$15,921
Interest expense	7,399	19,472	27,041	64,597
Income tax expense	39,372	19,613	21,749	(4,602)
Depreciation and amortization expenses(a)	6,347	6,374	19,205	20,462
Loss (gain) on disposition of fixed assets(b)	85	16	(1,668)	486
Management fee(c)	—	1,209	382	3,148
Equity-based compensation expense(d)	6,480	597	20,591	1,792
Mark-to-market on interest rate cap(e)	—	—	—	22
Loss on debt extinguishment(f)	—	—	9,169	—
Costs related to equity offerings(g)	778	—	9,986	—
Other(h)	83	585	83	888
Adjusted EBITDA	$179,346	$119,800	$188,631	$102,714

	Three Months Ended		Nine Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net income	$118,802	$71,934	$82,093	$15,921
Loss (gain) on disposition of fixed assets(b)	85	16	(1,668)	486
Management fee(c)	—	1,209	382	3,148
Equity-based compensation expense(d)	6,480	597	20,591	1,792
Mark-to-market on interest rate cap(e)	—	—	—	22
Loss on debt extinguishment(f)	—	—	9,169	—
Costs related to equity offerings(g)	778	—	9,986	—
Other(h)	83	585	83	888
Tax effects of these adjustments(i)	(1,864)	(604)	(9,672)	(1,590)
Adjusted net income	$124,364	$73,737	$110,964	$20,667

	Three Months Ended		Nine Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Adjusted net income per share - basic	$0.66	$0.47	$0.60	$0.13
Adjusted net income per share - diluted	$0.64	$0.47	$0.59	$0.13
Weighted average shares outstanding
Basic	188,264	156,500	184,021	156,500
Diluted	194,200	156,500	189,603	156,500

(a)	Includes depreciation related to our distribution centers and stores, which is included in cost of merchandise and services sold in our condensed consolidated statements of income.
(b)	Consists of loss (gain) on disposition of assets associated with store closures or the sale of property and equipment.
(c)	Represents amounts paid or accrued in connection with our management services agreement which was terminated upon the completion of our initial public offering in November 2020.
(d)	Represents non-cash charges related to equity-based compensation included in selling, general and administrative expenses in our condensed consolidated statements of income.
(e)	Includes non-cash charges related to the change in fair value of our interest rate cap agreements, which expired in March 2021.
(f)

Represents non-cash expense due to the write-off of deferred financing costs related to our Term Loan modification and the repayment of our Senior Unsecured Notes during the nine months ended July 3, 2021.

(g)

Includes one-time payments of contractual amounts incurred in connection with our IPO that was completed in November 2020, which are reported in selling, general and administrative expenses, and costs incurred for follow-on equity offerings in February and June 2021, which are reported in other expenses, net in our condensed consolidated statements of income.

(h)

Other non-recurring, non-cash or discrete items as determined by management, such as transaction related costs, personnel-related costs, legal expenses, strategic project costs, and miscellaneous costs.

(i)	Represents the tax effect of the total adjustments based on our actual statutory tax rate for fiscal 2020 and our estimated statutory tax rate for fiscal 2021.